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                                                                   Exhibit 11.01


                             CARDINAL HEALTH, INC.
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    (In thousands, except per share amounts)



                                      Three Months Ended                                Nine Months Ended
                               -----------------------------------              --------------------------------
                                  March 31,            March 31,                   March 31,            March 31,
                                    1995                 1994                         1995                1994
                               --------------       --------------              --------------       --------------

FULLY DILUTED

Average shares
  outstanding                      41,865               36,361                     40,889               35,045

Net effect of dilutive
  stock options and
  warrants based on the
  treasury stock method
  using the higher of the
  average or end of period
  market price                        857                3,269                      1,183                4,350
                                  -------              -------                    -------              -------

Total                              42,722               39,630                     42,072               39,395
                                  =======              =======                    =======              =======

Earnings (loss) available
   for Common Shares              $25,906              $(9,096)                   $62,808              $17,284
                                  =======              =======                    =======              =======

Earnings (loss) per
   Common Share                   $  0.61              $ (0.23)                   $  1.49              $  0.44
                                  =======              =======                    =======              =======